                                                                      EXHIBIT 5


         [RAYMOND & WALSH, P.C. ATTORNEYS AND COUNSELORS LETTERHEAD]




                                 August 7, 1997


Board of Directors
United American Healthcare Corporation
1155 Brewery Park Blvd., Suite 200
Detroit, MI  48207

Gentlemen:

     We are legal counsel to United American Healthcare Corporation, a Michigan corporation (the "Company"). We have represented the Company in connection with the issuance of up to 200,000 shares of the Company's common stock (the "Shares") pursuant to the provisions of the Company's Employee Stock Purchase Plan (the "Plan"") and in the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8.

     In connection with the preparation of this opinion, we have reviewed the Company's Restricted Articles of Incorporation, its By-Laws, minutes of meetings of the Board of Directors of the Company, copies of the Plan and Registration Statement, and such other documents as we deemed relevant.

     Based upon the foregoing, we are of the opinion that the issuance of the Shares has been approved by all necessary corporate action, and that when the Shares are paid for pursuant to the terms of the Plan they will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                               Very truly yours,

                             RAYMOND & WALSH, P.C.


                              /s/ John J. Walsh
                                 John J. Walsh